Exhibit 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PEOPLE’S UNITED FINANCIAL, INC.

FIRST. The name of the corporation is People’s United Financial, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

FOURTH. The total number of shares which the Corporation shall have authority to issue is 100 shares of Common Stock, and the par value of each of such shares is $0.01.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

SEVENTH. The number of directors of the Corporation shall be fixed from time to time pursuant to the by-laws of the Corporation.

EIGHTH. Any action required or permitted to be taken by the holders of the Corporation’s Common Stock, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock entitled to vote on such action.

NINTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of the directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. In addition to the limitation on personal liability of directors provided herein, the Corporation shall, to the fullest extent permitted by the DGCL, (x) indemnify its officers and directors and (y) advance expenses incurred by such officers or directors in relation to any action, suit or proceeding. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability or right to indemnification or advancement of expenses hereunder existing at the time of such repeal or modification.